Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com






20 March 2003


Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 18 March 2003, Matthew Emmens, the newly appointed Chief Executive of the Company, was granted an option over 945,010 ordinary shares of (pound)0.05p each in the Company at the option price of (pound)3.6825p per share pursuant to the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme. This grant is in recognition of the depth and quality of experience which Mr Emmens brings to the Company.

The option is subject to performance criteria based on EPS growth and, subject to the satisfaction of those criteria, is exercisable at any time between 3 and 10 years from the date of grant.

As a result of this grant, Mr Emmens has a total of 945,010 shares under option.



T May
Company Secretary



For further information please contact:

Global (outside US and Canada)

Clea Rosenfeld - Investor Relations                   +44 1256 894 160
Jessica Mann - Media                                  +44 1256 894 280

US & Canada

Gordon Ngan - Investor Relations                      +44 1256 894 160
Michele Roy - Media                                   +1 450 978 7876




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Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com


THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, patents, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)), the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise, and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.